Exhibit 5.1



                                 August 12, 1997



Board of Directors
James River Corporation of Virginia
120 Tredegar Street
Richmond, Virginia  23219

Gentlemen:

         We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the offering of up to 4,256,088 shares of Common Stock, $.10 par value ("Common Stock") of James River Corporation of Virginia (the "Company") to be issued pursuant to the Fort Howard Corporation Amended and Restated Management Equity Participation Agreement dated as of August 8, 1988, the Fort Howard Corporation Management Equity Plan, and the Fort Howard Corporation 1995 Stock Incentive Plan (collectively, the "Plans"), accompanied by an equivalent number of rights to purchase 1/1000 of a share of Series M Cumulative Preferred Stock, $10 par value ("Rights").

         We are familiar with the Registration Statement and have examined such corporate documents and records, including the Plans, and such matters of law as we have considered appropriate to enable us to render the following opinion. On the basis of the foregoing, we are of the opinion that:

         The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and has the power to issue up to 4,256,088 shares of Company Common Stock and an equivalent number of Rights that are to be registered with the Securities and Exchange Commission on a Form S-8 Registration Statement. We are further of the opinion that the Common Stock and Rights being registered, when issued in accordance with the related resolutions of the Board of Directors and the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.



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August 12, 1997
Page 2


         We re-affirm our opinion regarding the Rights given to James River's Board of Directors as confirmed in our letter of February 9, 1989, a copy of which is attached to our opinion filed as Exhibit 5 to James River's Registration Statement (No. 33-56657) on Form S-8. In our opinion regarding the Rights, we discussed whether certain provisions of Section 13.1-638 of the Code of Virginia (the "Code") might prohibit the restrictions on transfer imposed under the agreement governing the Rights. The Code was amended, effective July 1, 1990, to provide that, notwithstanding such provisions of Section 13.1-638, the terms of rights issued by a corporation may include restrictions on transfer by designated persons or classes of persons.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Registration Statement.


                                    Very truly yours,

                                    /s/ McGuire, Woods, Battle & Boothe, L.L.P.